Exhibit 99.1

DATE: Feb. 28, 2012

MEDIA CONTACT: Kelly Swan (918) 573-4944	INVESTOR CONTACT: David Sullivan (918) 573-9360

Apco Reports Net Income for 2011

Declares First-Quarter 2012 Dividend

TULSA, Okla. – Apco Oil and Gas International Inc. (NASDAQ:APAGF) today announced net income attributable to Apco of $31.7 million in 2011, or $1.08 per share, compared with net income of $25.8 million, or $0.88 cents per share in 2010.

The improvement in 2011 net income is primarily due to higher average sales prices, greater equity income from Argentine investment and lower exploration expense compared with 2010. These favorable variances were partially offset by higher non-exploration costs and operating expenses.

Total operating revenues increased by $17 million compared with 2010. Higher average sales prices accounted for $14.3 million of the increase during 2011. A 1 percent sales volume increase – which resulted in 2.5 million barrels of oil equivalent (BOE) for the year applicable to Apco’s consolidated interests – also contributed to higher operating revenues.

Total costs and operating expenses for the year increased by $14.7 million, primarily from higher production costs including depreciation, depletion and amortization expense and taxes other than income.

Higher production costs during 2011 were partially offset by lower exploration expenses. The decrease in exploration expense reflects lower exploration activity including the absence of significant seismic acquisition investments made in Colombia during 2010.

Apco also experienced higher equity income from its 40.72 percent interest in Petrolera Entre Lomas S.A. (Petrolera). For 2011, the benefits of higher average sales prices and greater sales volumes contributed to an increase of $4.3 million in equity income from Argentine investment compared with 2010.

Sales volumes applicable to Apco’s equity interest in Petrolera were 2.2 million BOE in 2011 – an increase of 7 percent.

First-Quarter 2012 Dividend

Apco’s board of directors has approved a regular quarterly dividend of 2 cents per share on the company’s shares. The dividend is payable on April 26, 2012, to shareholders of record at the close of business on April 16, 2012.

2011 and 2012 Capital Program and Operational Update

Capital expenditures attributable to the company’s consolidated interests during 2011 were $35.8 million. Apco’s capital program for 2011 focused on development and exploration drilling in its Neuquén basin properties, including drilling in the Coirón Amargo exploration permit where Apco completed its drilling commitments during 2011 to earn a 45 percent interest in the joint venture.

Exploration activity in the Neuquén basin properties had positive results during the year. Apco tested natural gas in the Lotena formation in development wells that have been placed on production from the Tordillo formation and commenced its investigation of the Vaca Muerta shale in the Coirón Amargo block.

Apco’s primary objectives for 2012 are:

•	Obtain the 10-year concession extensions for the company’s properties in Río Negro and Tierra del Fuego

•	Continue development of existing fields and conventional exploration drilling in Apco’s core properties in the Neuquén basin

•	Investigate the productive potential of the Vaca Muerta and Molles shales in the company’s properties in the Neuquén basin

•	Commence development drilling and continue exploration efforts in Coirón Amargo

•	Initiate exploration drilling in Colombia

•	Complete 3D seismic acquisitions in Sur Río Deseado Este in southern Argentina and over the Llanos 40 block in Colombia.

Apco’s 2012 oil and gas capital expenditure budget is $58 million. After taking into consideration the portion of capital expenditures attributable to the company’s equity interest in Petrolera, the combined consolidated and equity capital budget for 2012 is $96 million – the highest level in Apco’s history. In addition, Apco plans to spend approximately$8 million for the acquisition of 3D seismic information.

In December 2011, Apco commenced a three-stage fracture stimulation of a well that was drilled earlier in the year – the CAS x-1. The CAS x-1 well discovered oil in the Tordillo formation, but was placed on production from the Vaca Muerta from which it produced small volumes of oil on an intermittent basis.

After completing the fracture stimulation, the first stage of a long-term production test of the Vaca Muerta commenced on Feb. 8, 2012. During the next 14 days, the well was on intermittent production for 159 hours flowing at an average of 241 barrels per day of 32-33 degree API gravity crude oil through a 2 millimeter choke (approx. 1/12 inch) at flowing pressures of 2,000 psi and above. Over the balance of the testing period, the well was taken off production to enable pressure recovery. Production testing will resume in the near future.

Also during December, Apco commenced drilling the CAS x-4 well in the southeastern portion of the Coirón Amargo exploration permit. This well reached a total depth of 12,149 feet. A core sample of the Vaca Muerta formation has been taken for laboratory analysis. Apco plans to perform a multi-stage fracture of this well after the core analysis is completed and the company has evaluated results of the production test of the CAS x-1 well. In the meantime, completion of the well will proceed in order to test formations underlying Vaca Muerta.

In February 2012, Apco commenced drilling the CAS x-2 well in the central sector of the Coirón Amargo block. The objective of this well is to investigate both the Tordillo and Vaca Muerta formations.

A third multi-stage fracture of an existing well in one of Apco’s producing fields north of Coirón Amargo is preparing to get under way in the near future.

“Our drilling program in the Neuquén basin during 2011 has allowed us to deliver strong results and the ability to grow our business through the drill bit,” said Thomas Bueno, Apco’s president and chief operating officer. “During 2011, we experienced an overall 4 percent year-over-year increase in total sales volumes.

“Our 2012 capital program once again emphasizes development drilling, but provides a strong exploration component that includes start up of exploration drilling in Colombia and continued investigation of the Vaca Muerta shale in the Neuquén basin,” Bueno added.

“Although our test results from the CAS-x-1 to date are encouraging, exploration of the Vaca Muerta in this basin is in the very early stages. At this point, the productive behavior of the formation is not well understood.”

Apco Oil and Gas International Inc.

Summary of Earnings

(In Thousands of Dollars Except Per Share Amounts)

	2011	2010
Three months ended December 31
Operating revenue	30,951	24,501
Costs and operating expenses	25,065	18,179
Investment income	7,289	4,668
Net income attributable to Apco	9,811	8,098
Per share	0.33	0.28

	2011	2010
Twelve months ended December 31
Operating revenue	104,780	87,815
Costs and operating expenses	83,556	68,881
Investment income	20,626	16,594
Net income attributable to Apco	31,746	25,800
Per share	1.08	0.88

About Apco Oil and Gas International Inc. (NASDAQ: APAGF)

Apco Oil and Gas International Inc. is an international oil and gas exploration and production company with interests in eight oil and gas concessions and two exploration permits in Argentina, and three exploration and production contracts in Colombia. More information is available at www.apcooilandgas.com. Go to http://www.b2i.us/irpass.asp?BzID=1671&to=ea&s=0 to join our e-mail list.

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identify forward-looking statements by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•	Amounts and nature of future capital expenditures;

•	Volumes of future oil, natural gas, and LPG production;

•	Expansion and growth of our business and operations;

•	Financial condition and liquidity;

•	Business strategy;

•	Estimates of proved gas and oil reserves;

•	Reserve potential;

•	Development drilling potential;

•	Cash flow from operations or results of operations;

•	Seasonality of natural gas demand; and

•	Oil and natural gas prices and demand.

Forward-looking statements are based on numerous assumptions, uncertainties and risks that could cause future events or results to be materially different from those stated or implied in this announcement. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

•

Availability of supplies (including the uncertainties inherent in assessing, estimating, acquiring and developing future oil and natural gas reserves), market demand, volatility of prices, and the availability and cost of capital;

•

Inflation, interest rates, fluctuation in foreign currency exchange rates, and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on our customers and suppliers);

•	The strength and financial resources of our competitors;

•	Development of alternative energy sources;

•	The impact of operational and development hazards;

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Costs of, changes in, or the results of laws, government regulations (including climate change regulation and/or potential additional regulation of drilling and completion of wells), environmental liabilities and litigation;

•	Political conditions in Argentina, Colombia and other parts of the world;

•	The failure to renew participation in hydrocarbon concessions granted by the Argentine government on reasonable terms;

•	Risks related to strategy and financing, including the availability and cost of credit;

•	Risks associated with future weather conditions, volcanic activity and earthquakes;

•	Acts of terrorism; and

•	Additional risks described in our filings with the Securities and Exchange Commission (“SEC”).

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth in this announcement. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.

Investors are urged to closely consider the disclosures and risk factors in our most recent annual report on Form 10-K filed with the SEC and our quarterly reports on Form 10-Q available from our offices or from our website at www.apcooilandgas.com.